Exhibit 99.2

STEWART ENTERPRISES, INC.

OFFER TO EXCHANGE
UP TO $200,000,000 REGISTERED 6.50% SENIOR NOTES DUE 2019
FOR
ANY AND ALL OUTSTANDING UNREGISTERED 6.50% SENIOR
NOTES DUE 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Stewart Enterprises, Inc. (the “Company”) is offering, subject to the terms and conditions set forth in the prospectus, dated          , 2011 (the “Prospectus”), relating to the offer (the “Exchange Offer”) of the Company to exchange up to $200,000,000 in aggregate principal amount of its 6.50% Senior Notes due 2019 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the same amount of its outstanding unregistered 6.50% Senior Notes due 2019 (the “Outstanding Notes”). The Outstanding Notes were resold by Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., BBVA Securities Inc., and Morgan Keegan & Company, Inc. in a private placement in April 2011 under Rule 144A and Regulation S under the Securities Act. The Exchange Offer is being extended to all holders of the Outstanding Notes in order to satisfy certain obligations of the Company set forth in the Registration Rights Agreement, dated as of April 18, 2011, by and among the Company, the guarantors of the Outstanding Notes party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., BBVA Securities Inc., and Morgan Keegan & Company, Inc., as the initial purchasers of the Outstanding Notes. The Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes.

Please contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing the following documents:

1. A Prospectus dated          , 2011;

2. A Letter of Transmittal for your use and for the information of your clients;

3. A form of letter which may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time, on , 2011, unless the Exchange Offer is extended by the Company (as it may be extended, the “Expiration Time”). Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time.

Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to the Company that:

•	the Exchange Notes acquired in exchange for Outstanding Notes pursuant to the Exchange Offer are being acquired in the ordinary course of business of the holder;

•	the holder is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of Outstanding Notes or Exchange Notes issued to such holder within the meaning of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if a broker-dealer, the holder did not acquire Outstanding Notes directly from the Company.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The enclosed form of letter to clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

The holder of the Outstanding Notes must transmit to the Exchange Agent on or before the Expiration Time to participate in the Exchange Offer:

•	a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which the holder acknowledges and agrees to be bound by the terms of the letter of transmittal and which, when received by the Exchange Agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of the holder’s Outstanding Notes and update the holder’s account to reflect the issuance of the Exchange Notes to such holder. ATOP allows the holder to electronically transmit its acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the Exchange Agent; and

•	a timely confirmation of book-entry transfer (including an Agent’s Message) of the holder’s Outstanding Notes into the account of the Exchange Agent at DTC.

In order for a book-entry transfer to constitute a valid tender of Outstanding Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a “Book-Entry Confirmation”) of the Outstanding Notes into the Exchange Agent’s account at The Depository Trust Company prior to the Expiration Time. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Outstanding Notes that the holder has received and has agreed to be bound by the Letter of Transmittal.

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes in the Exchange Offer, except as set forth in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent at its address and telephone number set forth on the cover page of the Letter of Transmittal.

Very truly yours,

STEWART ENTERPRISES, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF STEWART ENTERPRISES, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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